SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 1, 2007

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 1, 2007, Coherent, Inc. (the “Company”) received an additional staff determination letter from The Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rules 4350(e) and 4350(g) of The Nasdaq Stock Market, due to the Company’s failure to hold an annual meeting of stockholders by September 30, 2007.  The notice stated that the delay in filing could serve as an additional basis for delisting of the Company’s securities.

As previously disclosed, Nasdaq initially informed the Company on December 19, 2006 that its securities would be delisted due to the Company’s delay in filing its Form 10-K for the fiscal year ended September 30, 2006 unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace Rules. The Company subsequently requested and was granted a hearing before the Nasdaq Listing Qualifications Panel (“Panel”) on February 15, 2007 to request an extension for continued listing on the Nasdaq Global Select Market.  On April 3, 2007, the Panel issued a decision granting the Company a conditional extension to file its Form 10-K for the fiscal year ended September 30, 2006, its Form 10-Q for the quarter ended December 30, 2006, and any required restatements.  By letter dated May 18, 2007, the Nasdaq Listing and Hearing Review Council (“Listing Council”) called the Panel’s April 3, 2007 decision for review and determined to stay any decision to suspend the Company’s securities pending further action by the Listing Council.  Although the Company is working diligently to file its delinquent filings, there can be no assurance that the Listing Council will grant an extension for continued listing.  Shares of Coherent common stock will continue trading on the Nasdaq pending the Listing Council’s decision. The Company does not expect to  hold an annual meeting of stockholders until after it has filed its annual report on Form 10-K for the fiscal year ended September 30, 2006.

ITEM 9.01.            Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of Coherent issued on October 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: October 4, 2007
	By:	/s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel